                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549
                 ----------------------------------

                      SCHEDULE 14A INFORMATION

            Proxy Statement pursuant to Section 14(a) of
                the Securities Exchange Act of 1934
                         (Amendment No. __)

[X] Filed by the Registrant
[ ] Filed by a party other than the Registrant

Check the appropriate box:
[ ] Preliminary proxy statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (as permitted by Rule
    14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Section 240.14a-11(c) or Section
    240.14a-12

                        PAUL MUELLER COMPANY
---------------------------------------------------------------------
           (name of registrant as specified in its charter)

            Donald E. Golik, Senior Vice President and CFO
---------------------------------------------------------------------
              (name of person(s) filing proxy statement)

Payment of filing fee (check the appropriate box):
[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
    and 0-11.
    (1) Title of each class of securities to which transaction ap-plies: ______________________________________________________
    (2) Aggregate number of securities to which transaction applies:
        _____________________________________________________________
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________________________
    (4) Proposed maximum aggregate value of transaction: ____________
    (5) Total fee paid: _____________________
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the off-setting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount previously paid: _____________________________________
    (2) Form, Schedule or Registration Statement number: ____________
    (3) Filing party: _______________________________________________
    (4) Date filed: _________________________________________________

                               MUELLER (Registered)
                        PAUL MUELLER COMPANY
          P.O. BOX 828 / SPRINGFIELD, MISSOURI, U.S.A. 65801

---------------------------------------------------------------------
               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            (MAY 3, 1999)
---------------------------------------------------------------------

Notice is hereby given that the annual meeting of shareholders of Paul Mueller Company, a Missouri corporation, will be held at the offices of the Company, 1600 West Phelps Street, Springfield, Missouri 65802, on Monday, May 3, 1999, commencing at 10:00 a.m. on that day, and thereafter as it may from time to time be adjourned, to consider and act upon the following:

1. To elect three (3) Class II directors for a term of three (3) years expiring at the annual meeting to be held in 2002 and until their respective successors are duly elected and qualified.

2.  To act upon a proposal to approve the Company's 1999 Long-Term
    Incentive Plan.

3. To transact such other business as may properly come before the meeting or any postponement, adjournment or adjournments thereof.

The Board of Directors of the Company has fixed the close of business on March 12, 1999, as the record date for the determination of share-holders entitled to notice of and to vote at the annual meeting or any postponement, adjournment or adjournments thereof.

Shareholders who are unable to attend the meeting but who wish their shares to be voted may vote by proxy. A form of proxy, which has been prepared by the Board of Directors of the Company, and a return envelope are enclosed. Since it is important that your shares be represented at the meeting, you are requested to sign, date and return the proxy in the enclosed envelope as promptly as possible. Your proxy may be revoked at any time before it is exercised and will not be used if you attend the meeting and vote in person. If your shares are held of record by a broker, bank, or other nominee ("Street Name"), you will need to obtain from the record holder and bring to the meeting a proxy, issued in your name, authorizing you to vote the shares.

By order of the Board of Directors.

                                         DONALD E. GOLIK
                                         Secretary
Springfield, Missouri
March 26, 1999

                               MUELLER (Registered)
                         PAUL MUELLER COMPANY

                         -------------------
                           PROXY STATEMENT
                         -------------------

                         GENERAL INFORMATION

SOLICITATION AND REVOCABILITY OF PROXIES. The enclosed proxy is being solicited on behalf of the Board of Directors of Paul Mueller Company (the Company) for use at the annual meeting of the shareholders to be held on May 3, 1999, and at any postponement, adjournment, or adjourn-ments thereof. Any proxy given does not affect the right to vote in person at the meeting and may be revoked at any time before it is exercised by notifying Donald E. Golik, Secretary, by mail, telegram, facsimile or appearing at the meeting in person and requesting a ballot. This Proxy Statement and the proxy were first mailed to shareholders on or about March 26, 1999.

EXPENSE OF SOLICITATION. All expenses of solicitation will be borne by the Company, including the preparation, assembly, printing, and mailing of this Proxy Statement, the accompanying proxy, and any additional information furnished to shareholders. In addition to solicitations by mail, employees and directors of the Company may solicit proxies in person or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies. The Company will reimburse banks, brokers and other custodians, nominees or fiduciaries for reasonable expenses incurred in forwarding proxy material to beneficial owners.

VOTING OF PROXIES. Shares represented by a proxy given pursuant to this solicitation will be voted at the meeting equally in favor of the election, as directors of the Company, of the nominees hereinafter named, and for the approval of the Company's Long-Term Incentive Plan, unless directed to the contrary by the proxy; provided, however, that if any other candidate for director is proposed at the annual meeting by persons other than the Board of Directors, the shares represented by the proxy may be voted cumulatively for fewer than all of the nominees named herein, in the discretion of the proxy holder. If any of the nominees should unexpectedly become unavailable for election for any reason, the shares represented by the proxy will be voted for such substituted nominee or nominees as the Board of Directors may name. Each of the nominees hereinafter named has indicated his will-ingness to serve if elected, and it is not anticipated that any of them will become unavailable for election.

The proxy confers discretionary authority, with respect to the voting of the shares represented thereby, on any other business that may properly come before the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place. At the date this Proxy Statement went to press, the Board of Directors is not aware that any such other business is to be presented for action at the meeting and does not itself intend to present any such other business; however, if any such other business does come be-fore the meeting, shares represented by proxies given pursuant to this solicitation will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

PERSONS ENTITLED TO VOTE. Only holders of Common Stock of the Com-pany of record as of the close of business on March 12, 1999, are entitled to vote at the meeting. At the close of business on that date, 1,168,021 shares of Common Stock were outstanding. Holders of Common Stock are entitled to one (1) vote per share standing in their names on the record date. In the election of directors, each share-holder will have cumulative voting rights, which means he will have the right to cast as many votes as equals the number of shares owned by him multiplied by the number of directors to be elected, and this total number of votes may be divided among one (1) or more candidates for the office of director in such manner as the shareholder may elect, if present to vote in person, or as the proxy holders elect, if voting by proxy. In the event the votes for certain director nominees are withheld, those votes will be distributed among the remaining director nominees. Withholding authority to vote for all director nominees has the effect of abstaining from voting for any director nominees. Shares cannot be voted at the meeting unless the owner is present in person or represented by proxy. The directors shall be elected by an affirmative vote of the plurality of shares that are entitled to vote on the election of directors and that are represented at the meeting by shareholders who are present in person or repre-sented by a proxy, assuming a quorum is present. Accordingly, the three nominees for Class II directors receiving the greatest number of votes at the meeting will be elected as Class II directors. With respect to the proposal to approve the Company's 1999 Long-Term Incen-tive Plan, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval.

In determining the number of shares that have been affirmatively voted for a particular matter, shares not represented at the meeting, shares represented by shareholders that abstain from voting on a matter, and shares held by brokers or other nominees for which no voting instruc-tions on the matter being voted upon have been given by the beneficial owner and the nominee does not have discretionary authority to vote are not considered to be votes affirmatively cast. Any of the fore-going is equivalent to a vote against the proposal other than the election of directors and will have no effect on the election of directors. Abstentions will have the effect of a vote against any of the proposals to which the abstention applies.

When a broker or other nominee holding shares for a customer votes on one proposal but does not vote on another proposal because the broker or nominee does not have discretionary voting power with respect to such proposal and has not received instructions from the beneficial owner, it is referred to as a "broker nonvote." Properly executed proxies marked "abstain" or proxies required to be treated as "broker nonvotes" will be treated as present for purposes of determining whether there is a quorum at the meeting.

PRINCIPAL SHAREHOLDERS. As of the close of business on February 26, 1999, the principal beneficial owners of the Company's Common Stock were as follows:

                                          Shares         Percent
                                       Beneficially         of
             Name and Address             Owned<F1>       Class
      ------------------------------   ------------       -----
      Paul Mueller                       106,557<F2>       9.1%
      1600 West Phelps Street
      Springfield, Missouri 65802

      Moore Sons Investments, L.P.        58,879<F3><F4>   5.0%
      1020 West 59th Street
      Kansas City, Missouri 64113

      Royce & Associates, Inc.
        and Charles M. Royce             129,950<F5>      11.1%
      1414 Avenue of the Americas
      New York, New York 10019

      Dimensional Fund Advisors Inc.      71,200<F6>       6.1%
      1299 Ocean Avenue
      Santa Monica, California 90401

      <F1> Unless otherwise noted, each shareholder has sole voting power and investment power over the number of shares set forth beside his name.

      <F2> The 106,557 shares include 20,420 shares owned solely by Mrs. Paul Mueller and 15,000 shares owned by the Mueller Family Foundation, and Paul Mueller disclaims any beneficial ownership in those shares.

      <F3> In his capacity as a general partner of Moore Sons
           Investments, L.P., David L. Moore may be deemed to be beneficial owner of 58,879 shares of Common Stock owned by said limited partnership. In his capacity as general partner of Moore Sons Investments, L.P., David L. Moore may be deemed to have shared power to vote or direct the vote of 58,879 shares of Common Stock and may be deemed to have shared power to dispose or direct the disposi-tion of 58,879 shares of Common Stock owned by said limited partnership. David L. Moore disclaims benefi-cial ownership of all such shares owned by said limited partnership.

           As husband of Mary Kathleen Moore, David L. Moore may be deemed to be beneficial owner of an additional 9,674 shares of Common Stock, which are owned by Mary Kathleen Moore. David L. Moore disclaims beneficial ownership of all such shares exclusively owned by Mary Kathleen Moore.

      <F4> In her capacity as a general partner of Moore Sons
           Investments, L.P., Mary Kathleen Moore may be deemed to have shared power to vote or direct the vote of 58,879 shares of Common Stock and may be deemed to have the shared power to dispose or direct the disposition of 58,879 shares of Common Stock owned by said limited partnership. Mary Kathleen Moore disclaims beneficial ownership of all such shares owned by said limited partnership. Mary Kathleen Moore is the direct owner of 9,674 shares of stock over which she has sole voting and dispositive power.

      <F5> Royce & Associates, Inc., ("Royce") is the beneficial owner of 129,950 shares of the Company's Common Stock as of December 31, 1998 (the most recent date for which information is available). Charles M. Royce may be deemed to be a controlling person of Royce, and as such may be deemed to beneficially own the shares of Common Stock of the Company beneficially owned by Royce. Mr. Royce does not own any shares outside of Royce and disclaims beneficial ownership of the shares held by Royce.

      <F6> Dimensional Fund Advisors Inc. ("Dimensional"), an
           investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to have beneficial ownership of 71,200 shares of the Company's Common Stock as of December 31, 1998 (the most recent date for which information is available). Dimensional furnishes investment advice to four investment com-panies, registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios.") In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the 71,200 shares of Common Stock of the Company that are owned by the Portfolios, and Dimensional disclaims beneficial ownership of those shares.

All of the information set forth in the above table and footnotes is based solely on information furnished by the persons listed in the table. The Company does not know of any other person (as that term is defined by the Securities and Exchange Commission) who owns of record or beneficially more than five percent (5%) of the Company's outstanding shares.

SHAREHOLDER PROPOSALS. Shareholder proposals to be considered for inclusion in the Proxy Statement and considered at the 2000 annual shareholders' meeting must be received by the Company no later than November 29, 1999. Any such proposals should be directed to the Secretary of the Company at 1600 West Phelps Street, P.O. Box 828, Springfield, Missouri 65802.

                        ELECTION OF DIRECTORS
                          (Proposal No. 1)

DIRECTORS. The Board of Directors consists of seven (7) members, divided into three (3) classes, of whom approximately one-third (1U3) are elected each year at the annual meeting of shareholders to serve for a term of three (3) years and until their successors are duly elected and qualified, or until such director's death, resignation or removal.

The following schedule sets forth the names of the three (3) persons who have been nominated by the Board of Directors for election as directors of the Company, the names of the remaining four (4) direc-tors whose terms expire in subsequent years, and certain related information:

                                                                  Shares of
                                                                 Common Stock
                                                                of the Company
                                                                 Beneficially
                                                                   Owned on
                                                               Feb. 26, 1999<F1>
                                                                ---------------
       Name and                    Occupation          First    Number  Percent
   Present Position                During Past        Became a    of       of
     with Company       Age        Five Years         Director  Shares   Class
----------------------  ---  -----------------------  --------  ------   -----
                                                                          <F2>
NOMINEES FOR CLASS II DIRECTORS - TERM EXPIRING IN 2002
-------------------------------
Gerald A. Cook           56  Chairman of the Board,
                               President & Treasurer--     -         -      -
                               Loren Cook Company,
                               a manufacturer of air-
                               moving equipment

William B. Johnson       66  International Business     1993     1,150      -
Director                       Consultant

William R. Patterson<F3> 57  Member--Stonecreek         1997     1,000      -
Director                       Management, LLC
                             Previous positions held:
                               Exec. Vice President--
                                 Premium Standard
                                 Farms, Inc.;
                               Business Consultant;
                               Partner--Arthur
                                 Andersen, LLP, in
                                 the Commercial Audit
                                 Division

CONTINUING CLASS III DIRECTORS - TERM EXPIRING IN 2000
------------------------------
Daniel C. Manna<F3>      52  Position with Company      1977    30,698     3%
President and Director

David T. Moore           27  Vice President - Product   1997     3,431<F4>  -
Director                       Development--Corporate
                               Document Systems, LLC
                             Previous positions held:
                               Director of Technical
                                 Services--Access Cor-
                                 poration, a computer
                                 software company;
                               Student--Kansas State
                                 University--Depart-
                                 ment of Physics;
                               Technician--Access
                                 Corporation;

Paul Mueller<F3>         83  Position with Company      1946   106,557<F5> 9%
Chairman of the
  Board and Director

CONTINUING CLASS I DIRECTOR - TERM EXPIRING IN 2001
---------------------------
Donald E. Golik          55  Position with Company      1982       609      -
Sr. Vice President
  and Chief Financial
  Officer, Secretary
  and Director
All officers and directors as a group (7 persons).             143,445    12%

                                   4


<F1> Unless otherwise noted, the nominees and each director have sole voting power and investment power over the number of shares set forth beside his name.

<F2> The percentage is less than one percent (1%), except as otherwise indicated.

<F3> Member of Executive Committee.

<F4> Does not include 58,879 shares owned by Moore Sons Investments,
     L.P., of which David T. Moore owns a 49.5% limited partnership interest.

<F5> The 106,557 shares include 20,420 shares owned solely by Mrs.
     Paul Mueller and 15,000 shares owned by the Mueller Family
     Foundation, and Paul Mueller disclaims any beneficial ownership in those shares.

The Board of Directors of the Company does not have a permanent nomi-nating committee.

The Board of Directors of the Company held four (4) meetings during the year ended December 31, 1998. No director attended less than seventy-five percent (75%) of the meetings of the Board of Directors and Committee(s) on which he served.

The Company pays each director who is not an employee of the Company an annual fee of $6,000, plus a fee of $1,000 for each regular or special meeting of the Board attended, $500 for each Board committee meeting attended, and $1,000 per day for special assignments.

The Company has a Compensation and Benefits Committee, and the members are William B. Johnson - Chairman, William R. Patterson, and Charles
M. Ruprecht. The Committee met twice in 1998. The function of the Committee is to develop, review, and make recommendations to the Board of Directors as to the compensation policies for officers of the Com-pany and to administer salary and incentive plans for officers.

Mr. Patterson was acting Chief Financial Officer in a consulting arrangement with Premium Standard Farms, Inc., during the time it filed a bankruptcy petition under Chapter 11 of the Bankruptcy Code in July 1996 and emerged from bankruptcy in September 1996.

Mr. Patterson is a director of American Italian Pasta Company and
Collins Industries, Inc.

Charles M. Ruprecht, a current director, will not stand for reelec-tion at the May 3, 1999, annual meeting of shareholders.

There remains one vacancy on the Board of Directors.

Mr. Moore is the grandson of Paul Mueller.

                       EXECUTIVE COMPENSATION

The following table summarizes for the last three (3) years the com-pensation of the Chief Executive Officer and the other most highly compensated executive officer of the Company whose total annual salary and bonus exceeded $100,000:

                     SUMMARY COMPENSATION TABLE
                                  Annual Compensation      All Other
     Name and                    ---------------------      Compen-
 Principal Position     Year      Salary       Bonus<F1>    sation<F2>
--------------------    ----     --------     --------     --------
Daniel C. Manna         1998     $231,200     $ 23,500     $  2,880
  President and CEO     1997      220,000            -        2,375
                        1996      203,300       52,000        4,500

Donald E. Golik         1998     $164,900     $ 16,000     $  2,880
  Sr. Vice President    1997      158,700            -        2,375
  and CFO               1996      152,800       35,000        4,500

<F1> Bonus amounts were earned and accrued during each year indicated.

<F2> Company contributions paid or accrued during each year under the
     Profit Sharing and Retirement Savings Plan [401(k) Plan].

PENSION PLAN TABLE. Officers and directors who are employees of the Company participate in the Paul Mueller Company Noncontract Employees Retirement Plan (Plan).

The Plan is a defined benefit plan and the compensation covered by the Plan includes only base salary, and effective January 1, 1997, compensation covered by the Plan is limited to $160,000 annually by the Internal Revenue Code. Daniel C. Manna and Donald E. Golik are also covered under the Paul Mueller Company Supplemental Executive Retirement Plan (Supplemental Plan) effective January 1, 1996, which provides for an additional retirement benefit based on the provisions of the Plan for compensation in excess of the Internal Revenue Code limitation of $160,000.

The combined annual retirement benefit under the Plan and Supplemen-tal Plan is not subject to deductions for social security benefits or other offset amounts. The maximum number of years of credited service is thirty-five (35) years. The retirement benefit is based on the years of credited service and the final average monthly compensation based on the sixty (60) consecutive months of highest compensation during the most recent one-hundred twenty (120) complete months of compensation. The monthly benefit is calculated as follows: [$5.85 + (0.015 x final average monthly compensation over $650)] x years of credited service.

The following table presents the combined annual retirement benefit due under the Plans at age sixty-five (65) based on various amounts of final average annual compensation and years of service:

      Final                       Years of Service
   Avg. Annual  ----------------------------------------------------
  Compensation     15         20         25         30         35
  ------------  --------   --------   --------   --------   --------
    $140,000    $ 30,800   $ 41,100   $ 51,300   $ 61,600   $ 71,900
     160,000      35,300     47,100     58,800     70,600     82,400
     180,000      39,800     53,100     66,300     79,600     92,900
     200,000      44,300     59,100     73,800     88,600    103,400
     220,000      48,800     65,100     81,300     97,600    113,900
     240,000      53,300     71,100     88,800    106,600    124,400

The following table indicates, for the current executive officers named in the Summary Compensation Table, the compensation for 1998 covered by the Plans and the years of credited service:

                                  Compensation    Years of
                                    Covered       Credited
                    Name            by Plans      Service
               ---------------      --------      --------
               Daniel C. Manna      $235,000         22
               Donald E. Golik       160,000         19

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee (Committee) is charged with the responsibility of developing, reviewing, and recommending to the Board of Directors of the Company policies relating to compensation and remuneration of executive officers, with a view to ensuring that such policies are fair and equitable in view of market conditions and that they contri-bute to the success of the Company. The Committee also is charged with the responsibility of administering the salary plan for execu-tive officers and the Executive Short-Term Incentive Plan, and the Committee will also administer the 1999 Long-Term Incentive Plan if approved by the shareholders at the annual meeting. The Committee is composed entirely of nonemployee directors of the Board. Given the Company's current level of executive compensation, the Committee has not yet adopted a policy with respect to Section 162(m) of the Inter-nal Revenue Code pertaining to the deduction of compensation in excess of $1,000,000.

The Committee believes that executive compensation should be aligned with Company financial performance. With this in mind, the Committee has established a program to (1) attract and retain key executives critical to the long-term success of the Company, (2) reward execu-tives for enhanced shareholder value, and (3) support a performance-oriented environment that rewards performance consistent with Company financial goals.

The total compensation program for executive officers currently con-sists of a base salary, an annual incentive award under the Executive Short-Term Incentive Plan, and contributions paid or accrued under the Profit Sharing and Retirement Savings Plan [401(k) Plan].

Salary ranges for executive officer positions, including the Chief Executive Officer (CEO), are established periodically based on compe-titive salary data developed by an independent compensation consul-tant. The CEO's salary is established by considering salaries of CEO's of comparably sized capital-goods manufacturing companies. The Committee believes the CEO's compensation, and that of all executive officers, should be heavily influenced by the Company's performance. Therefore, the Executive Short-Term Incentive Plan provides the oppor-tunity for a cash incentive, which is a percentage of base salary and is based on (a) profitability of the Company and (b) an individual's level of performance. The Committee establishes a target level of profitability at the beginning of each year against which actual pro-fitability will be measured. Additionally, the Committee may consider other factors in arriving at the determination of corporate perfor-mance for incentive calculation purposes. Such other factors may include market conditions; extraordinary adjustments due to taxation, nonoperating income, collective bargaining issues, or Acts of God;
and other achievements which position the Company for future growth or enhance the market value of the corporation. Under the Plan, pro-fitability must reach at least 70% of the annual target and the return on equity must reach a specified target. The maximum bonus payable is 55% of the base salary.

The CEO is responsible for assessing the performance and level of con-tribution toward corporate goals made by each member of his executive staff. The CEO's evaluation and recommendations are submitted to the Committee for their review and final determination of the level of individual performance for incentive calculation purposes.

The Company also has a 401(k) Plan in which executive officers and substantially all other employees are eligible to participate. The Plan provides for a match of each employee's contributions up to a specified limit. The Plan also provides a profit sharing feature whereby an additional match is made by the Company if the Company's net income reaches predetermined levels established annually by the Board of Directors.

The main factors upon which the Committee evaluates the CEO's perfor-mance are: (1) the Company's actual profitability for the year, and
(2) those activities undertaken by the CEO which will position the Company for future growth and enhance the market value of the Company. Significant items considered are additions to and expansion of the product lines, progress in margin improvement, and the implementations of systems and procedures to improve efficiency, enhance the Company's competitiveness, and position the Company for long-term growth.

For 1998, no incentive was payable under the Executive Short-Term Incentive Plan, as profitability was sufficient, but the return on equity was below the specified target. However, the Committee con-sidered other performance contributions and other activities of both the CEO and Chief Financial Officer (CFO) for 1998. Based on the Committee's evaluation of the performance and the salary level of the CEO and the CFO, bonuses of $23,500 and $16,000, respectively, were awarded for 1998.

                               COMPENSATION AND BENEFITS COMMITTEE:
                                   William B. Johnson, Chairman
                                   William R. Patterson, Member
                                   Charles M. Ruprecht, Member

COMPANY PERFORMANCE. The following graph shows a five (5) year comparison of the cumulative total returns for the Company, the S&P 500 Index, and the Media General Financial Services, Inc. - Metals Fabrication Index (MG-Metals Fabrication Index).

           COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                                                   MG-Metals
                      Paul Mueller                Fabrication
                        Company       S&P 500        Index
                      ------------    -------     -----------
           1993           100           100           100
           1994            96           101            89
           1995           111           139           103
           1996           129           171           137
           1997           143           229           186
           1998           157           294           156

           NOTE: <F1> Assumes $100 invested on December 31,
                      1993, in each of Paul Mueller Company
                      Common Stock, the S&P 500 Index, and
                      the Media General Financial Services,
                      Inc. - Metals Fabrication Index.

                 <F2> Total return includes reinvestment of
                      dividends.

              APPROVAL OF 1999 LONG-TERM INCENTIVE PLAN
                           (Proposal No. 2)

GENERAL.  The Paul Mueller Company 1999 Long-Term Incentive Plan
(the "Plan") was adopted by the Board of Directors (the "Board") on January 26, 1999. If the Plan is approved by the shareholders, it shall remain in effect, subject to certain termination rights of the Board, until all shares subject to it are purchased or acquired, or until January 25, 2009, whichever occurs later. In general, the Plan provides for the grant of awards of stock options, restricted stock, stock appreciation rights, performance units, performance shares, and other incentive awards (the "Awards") to officers and other key employees of the Company and its subsidiaries (the "Company"). Nonem-ployee directors are not eligible to participate in the Plan. It is estimated that approximately 10 employees and 2 officers will parti-cipate in the Plan (the "Participants"). The Plan is designed to attract and retain outstanding individuals in key positions and to furnish incentives linked to the performance of the Company and its stock. The Company has not previously had a stock-based incentive plan.

VOTE REQUIRED FOR APPROVAL. If approved by a majority of the shares of the Company present, or represented by proxy and entitled to vote at the meeting, the Plan will be effective as of January 26, 1999. If not approved, the Plan will not be adopted.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE PLAN.

The following summary of provisions of the Plan is qualified by refer-ence to the text of the Plan attached as Exhibit A.

PLAN ADMINISTRATION. The Plan will be administered by the Compensa-tion Committee of the Board (the "Committee") which is comprised of nonemployee directors who meet the applicable requirements of a "nonemployee director" under Rule 16b-3 of the General Rules and Regulations of the Securities Exchange Act of 1934 and of an "outside director" under Section 162(m) of the Internal Revenue Code of 1986 (the "Code").

The Committee will have the discretion, subject to the provisions of the Plan, to determine to whom among the eligible persons an Award is granted and the terms and conditions of the Award. In making such determinations, the Committee may consider the position and responsi-bilities of the Participant, the nature and value to the Company of his or her services and accomplishments, his or her present and poten-tial contribution to the Company, and such other factors as may be deemed relevant.

SHARES RESERVED FOR ISSUANCE. The total number of shares of Paul Mueller Company Common Stock ("Common Stock") which may be subject to Awards or be issued under the Plan will not exceed 180,000 shares, of which no more than 55,000 shares may be issued as restricted stock. The Plan provides for adjustments to the number of available shares for certain corporate events, including: a corporate capitalization such as a stock split; a corporate transaction such as a merger, con-solidation, spin-off, or other distribution of stock or property;
any reorganization; or a liquidation of the Company. The Plan also permits Common Stock not acquired due to cancellation, expiration, or termination of an Award to become available for reissuance. No Awards may be granted under the Plan on or after January 26, 2009. Awards granted prior thereto may extend beyond such date, and the provisions of the Plan will continue to apply to such Awards.

STOCK OPTIONS. The Plan permits the Committee to grant Awards of stock options to Participants and to determine the timing and amount of such Awards, provided that no individual can receive options for more than 12,000 shares of Common Stock in any fiscal year, subject to equitable adjustment as set forth above. The Committee may grant either nonqualified stock options or incentive stock options (as that term is defined in Section 422 of the Code). The Committee will set the exercise price for an option, provided, however, that an incentive stock option exercise price cannot be less than the fair market value of a share of Common Stock on the date such option is granted. Options shall be exercisable at such times as the Committee may determine, provided, however, that incentive stock options shall not be exercisable later than the tenth anniversary date of their grant. Additional restrictions shall apply to any incentive stock options that are granted to an employee who possesses more than 10% of the total combined voting power of all classes of shares of the Company within the meaning of Section 422(b)(6) of the Code. Nonqua-lified stock options can be transferred other than by will or the laws of descent and distribution to immediate family members of the Participant or to trusts or partnerships for the benefit of such family members, except as otherwise limited by the Committee. Pay-ment of the exercise price shall be in cash, in Common Stock, or a combination of both.

RESTRICTED STOCK. The Plan permits the Committee to grant awards of restricted Common Stock ("Restricted Common Stock") to Participants and to determine the timing, amount, and conditions of such Awards, provided that no individual can receive more than 5,000 shares of Restricted Common Stock in any fiscal year, subject to equitable adjustment as set forth above. Shares awarded as Restricted Common Stock would be issued subject to such restrictions as the Committee may impose, including, without limitation, restrictions: that require the Participant's payment of a stipulated purchase price; that are based upon the achievement of specific performance goals; and that are based on time-based vesting and/or restrictions under applicable federal or state securities laws. During the restriction period, the Participant is not entitled to delivery of the Common Stock, re-strictions are placed on the Common Stock's transferability, and the Common Stock may be forfeited in the event of termination of employ-ment or service. Unless otherwise designated by the Committee at the time of grant and provided in the Participant's Award Agreement, a holder of Restricted Common Stock will generally have the rights and privileges of a stockholder, including the right to vote the Common Stock. The Committee has discretion to remove or reduce restrictions.

STOCK APPRECIATION RIGHTS. The Plan permits the Committee to award stock appreciation rights ("SARs") to Participants and to determine the timing and amount of such Awards, provided that no individual can receive more than 12,000 SARs in any fiscal year, subject to equitable adjustment as set forth above. The Committee may grant freestanding SARs or SARs in tandem with a related stock option ("Tandem SAR") or a combination of both. Unless otherwise designated by the Committee at the time of grant, the grant price of a freestanding SAR is the fair market value of a share of Common Stock on the date of grant. The grant price of Tandem SARs shall equal the exercise price of the related stock option. Unless otherwise designated by the Committee, no SAR will be exercisable after ten years from the date of grant. Upon exercise of each SAR, the holder is entitled to receive the excess of the fair market value of the Common Stock on the date of exercise over the grant price. At the discretion of the Committee, the payment upon exercise of an SAR by the Company may be in cash, in Common Stock, or a combination of both. The Plan also provides that the Committee shall determine at the time of grant, and set forth in the Award Agreement, the holder's right to exercise SARs following termination of employment or service. Except as otherwise determined by the Committee and provided in the Participant's Award Agreement, SARs cannot be transferred other than by will or the laws of descent and distribution.

PERFORMANCE UNITS/SHARES. The Plan permits the Committee to grant awards of performance units and/or performance shares ("Performance Units and/or Performance Shares") to Participants based upon Company performance over a period of time (a "Performance Period") determined by the Committee. At the time the Committee establishes a Performance Period for a particular Award, it will also establish Company perfor-mance measures ("Performance Measures") applicable to the Award and targets that must be attained relative to those measures. Performance Measures may be based on any of the following, in any combination, as the Committee deems appropriate for the Company, its subsidiaries, its affiliates, and/or any business units thereof: (i) return on assets;
(ii) cash flow return on investment; (iii) earnings before interest and taxes; (iv) net income; (v) total shareholder return; (vi) return on sales; (vii) return on equity; (viii) economic value added; (ix) business unit operating income; (x) return on net assets; or (xi) net operating profit. Awards may be paid by the Company in cash, Common Stock, or a combination of both following the end of the Performance Period. The aggregate maximum amount that can be paid with respect to Performance Units/Performance Shares to any Participant in respect of any Performance Period under the Plan may not have a value in ex-cess of the value of 5,000 shares of Common Stock, subject to equit-able adjustment as set forth above. In the event the employment of a Participant is terminated by reason of death, disability, or re-tirement, the Participant shall receive a prorated payment of the Performance Units/Performance Shares as determined by the Committee, based upon the length of time the Participant held the Performance Units/Performance Shares during the Performance Period and on the achievement of the preestablished performance goals. In the event a Participant's employment terminates for any other reason, all Performance Units/Performance Shares shall be forfeited by the Participant unless determined otherwise by the Committee in its discretion and set forth in the Award Agreement.

OTHER INCENTIVE AWARDS. Subject to the terms and provisions of the Plan, other incentive awards ("Other Incentive Awards") may be granted to Participants in such amount, upon such terms, and at any time and from time-to-time as shall be determined by the Committee. Except as otherwise provided by the Committee and provided in the Award Agreement, Other Incentive Awards cannot be transferred other than by will or the laws of descent and distribution. Payment of Other Incentive Awards shall be made at such times and in such form, either in cash or in Common Stock (or a combination thereof) as established by the Committee subject to the terms of the Plan. Such Common Stock may be granted subject to any restrictions deemed appro-priate by the Committee. Without limiting the generality of the foregoing, annual incentive awards may be paid in the form of Other Incentive Awards (which may or may not be subject to restrictions, at the discretion of the Committee).

CHANGE IN CONTROL. In the event of a change in control of the Company (as defined in the Plan): (i) all options and SARs then outstanding under the Plan will become immediately exercisable and remain so throughout their term; (ii) all restriction periods and restrictions imposed on Restricted Common Stock then outstanding will lapse; and
(iii) the target payout opportunities attainable under all outstanding awards of Performance Units/Performance Shares shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the change in control. The vesting of all awards denominated in Common Stock shall be accelerated as of the Effective Date of the change in control and there shall be paid out to Parti-cipants within 30 days following the effective date of the change in control a pro rata number of shares of Common Stock based upon an assumed achievement of all relevant target performance goals and on upon the length of time within the Performance Period which has elapsed prior to the change in control. Awards denominated in cash shall be paid pro rata to Participants in cash within 30 days fol-lowing the effective date of the change in control, with the pro-ration determined as a function of the length of time within the Performance Period which has elapsed prior to the change in control, and based on an assumed achievement of all relevant targeted perfor-mance goals.

PLAN AMENDMENT OR TERMINATION. The Board may terminate or suspend the Plan in whole or in part, at any time, with respect to all future grants and Awards.

CURRENT FEDERAL TAX CONSEQUENCES. A Participant will not realize tax-able income at the time of grant of an option that does not qualify as an incentive stock option, and the Company will not be entitled to a deduction at that time. Upon exercise, however, of that nonqualified option, the optionee will realize ordinary income in an amount mea-sured by the excess, if any, of the fair market value of the Common Stock on the date of exercise over the option price, and the Company will be entitled to a corresponding deduction. Upon a subsequent disposition of the Common Stock, the optionee will realize short-term or long-term capital gain or loss with the basis for computing such gain or loss equal to the option price plus the amount of ordinary income realized upon exercise.

A Participant who has been granted an incentive stock option will not realize taxable income and the Company will not be entitled to a deduction at the time of the grant or exercise of that option. If the

Participant does not dispose of the Common Stock acquired pursuant to an incentive stock option within two years from the date of grant, and within one year of transfer of the Common Stock to the Participant, any gain or loss realized on a subsequent disposition will be treated as long-term capital gain or loss. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes. If these holding periods are not satisfied, the Participant will generally realize ordinary income at the time of disposition in an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date of exercise over the option price or (ii) the excess of the amount realized upon disposition of the Common Stock, if any, over the option price, and the Company will be entitled to a corresponding deduction.

A Participant granted an Award of Restricted Common Stock will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the re-strictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon the vesting of the Restricted Common Stock, the Participant will realize ordinary income in an amount equal to the fair market value of the Common Stock at that time, less any amount paid for the Restricted Common Stock, and the Company will be entitled to a corresponding deduction. Dividends paid to the Participant dur-ing the restriction period will also be income to the Participant and the Company will be entitled to a corresponding deduction.

A Participant granted Performance Units/Performance Shares will not realize income at the time a Performance Period is established, and the Company will not be entitled to a deduction at that time. The Participant will have income at the time the Performance Unit/Perfor-mance Share is paid out if that payment is in cash, and the Company will be entitled to a corresponding deduction. If an Award of Perfor-mance Units/Performance Shares is paid out in Restricted Common Stock, the tax impact will be that discussed above with respect to Awards of Restricted Common Stock.

With respect to any income tax withholding requirements imposed upon the occurrence of a taxable event to a Participant, the Company can require the payment of such tax liability in cash, or subject to the Committee's discretion, in Common Stock.

Under Section 162(m) of the Code, the Company may be precluded from claiming an income tax deduction for remuneration in excess of $1,000,000 paid in any one year to the highly compensated officers named in its proxy statement. An exemption exists, however, for "performance-based compensation," including amounts received on the exercise of stock options that meet certain requirements granted pur-suant to a plan approved by shareholders. The Plan is designed so that the grant of certain Awards will meet the requirements of "performance-based compensation."

OTHER INFORMATION. No determination has been made as to the number or amount of Awards that may be allocated to the individuals named in the Summary Compensation Table, current executive officers as a group, or all employees (including all current officers who are not executive officers) as a group, if the Plan, as described in this proxy state-ment, is approved.

                   INDEPENDENT PUBLIC ACCOUNTANTS

The Company's Board of Directors annually selects the Company's inde-pendent auditing firm. Arthur Andersen LLP has been the Company's independent auditing firm since 1969. It is not expected that Arthur Andersen LLP will have a representative present at the May 3, 1999, meeting of shareholders.

The Company has an Audit Committee, and the members are Charles M. Ruprecht - Chairman, William B. Johnson, and David T. Moore. The Audit Committee met once in 1998. The functions of the Audit Com-mittee are to nominate the independent auditors of the Company for appointment by the Board of Directors, arrange for and review the results of the Company's annual audit, ratify annual audit fees, and provide for independent review of the adequacy of the Company's system of internal controls.

PROXY                          MUELLER (Registered)
                        PAUL MUELLER COMPANY

      THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 3, 1998

The undersigned hereby constitutes and appoints Donald E. Golik and Ronald W. Gielow, and each of them, as proxies, with full power of substitution, to vote all of the shares of the Common Stock which the undersigned is entitled to vote at the annual meeting of the shareholders of the Company to be held at the offices of the Company, 1600 West Phelps Street, Springfield, Missouri, on Monday, May 3, 1999, commencing at 10:00 a.m. on that day, and at any postponement, postponement, adjournment or adjournments thereof, as fully and with the same effect as the undersigned might or could do if personally present, with respect to the following:

(1) The election of three (3) Class II directors for a term of three
    (3) years expiring at the annual meeting to be held in 2002:
    Gerald A. Cook, William B. Johnson, and William R. Patterson.

    [ ] FOR all nominees listed.
    [ ] WITHHOLD AUTHORITY to vote for all nominees listed.
    [ ] FOR all nominees EXCEPT the following: _______________________
                                               _______________________

(2) The proposal to approve the Company's 1999 Long-Term Incentive
    Plan.       [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

(3) The transaction, IN THEIR DISCRETION, of such other business as may properly come before the meeting or any postponement, adjourn-ment, or adjournments thereof.

          (continued, and to be signed, on the other side)

                 (Proxy - continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL (1) AND FOR
PROPOSAL (2).

Either of said proxies present and acting at said meeting or any postponement, adjournment, or adjournments thereof shall have and may exercise all of the powers of all of said proxies. The undersigned hereby ratifies and confirms all that said proxies, or either of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof, and acknowledges receipt of the notice of said meeting and the Proxy Statement accompanying it.

                                 Date _________________________, 1999
                                 ____________________________________
                                 ____________________________________
                                 Please insert date of signing.  Sign
                                 exactly as name appears at left.
                                 Where stock is issued in two or more
                                 names, all should sign.  If signing
                                 as attorney, administrator, execu-
                                 tor, trustee or guardian, give full
                                 title as such.